Exhibit 10.3

TENTH AMENDMENT

THIS TENTH AMENDMENT (this "Amendment") is made and entered into as of May 18, 2022, by and between HUDSON 1740 TECHNOLOGY, LLC, a Delaware limited liability company ("Landlord"), and NUTANIX, INC., a Delaware corporation ("Tenant").

RECITALS

A. Landlord (as successor in interest to CA-1740 Technology Drive Limited Partnership, a Delaware limited partnership) and Tenant are parties to that certain Office Lease dated August 5, 2013 (the "Original Lease"), as previously amended by that certain First Amendment dated October 9, 2013, by that certain Second Amendment dated April 17, 2014, by that certain Third Amendment dated October 13, 2014, by that certain Fourth Amendment dated March 23, 2015, by that certain Fifth Amendment dated July 28, 2016, by that certain Confirmation Letter dated April 11, 2017, by that certain Sixth Amendment dated January 29, 2018, by that certain Seventh Amendment dated April 4, 2018 (the "Seventh Amendment"), by that certain Eighth Amendment dated November 23, 2020, and by that certain Ninth Amendment dated August 23, 2021 (as amended, the "Lease"). Pursuant to the Lease, Landlord has leased to Tenant space currently containing a total of approximately 196,011 rentable square feet of office space and approximately 236 rentable square feet storage space in the building commonly known as 1740 Technology Drive located at 1740 Technology Drive, San Jose, California 95110 (the "Building").

B. Tenant and Landlord mutually desire that the Lease be amended on and subject to the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1. Suite 460 Must Take Space.

1.1
Suite 460 Target Delivery Date. Effective as of the date hereof, the Suite 460 Target Delivery Date, as defined in Section 8.2 of the Seventh Amendment, shall be September 1, 2022. However, if the Suite 460 Expansion Effective Date has not occurred by September 1, 2022 (i.e., if Landlord has not delivered Suite 460 to Tenant free from occupancy by any party (including, without limitation, free of any such parties' personal property)), as such September 1, 2022 date may be extended by the number of days of Force Majeure Delays (as defined below), then, as Tenant's sole remedy, Tenant shall be entitled to a rent abatement following September 1, 2022 (as such date may be extended pursuant to this Section 1.1) of $789.15 for every day in the period beginning on September 1, 2022 (as such date may be extended pursuant to this Section 1.1) and ending on the date immediately preceding the Suite 460 Expansion Effective Date. For purposes of this Section 1.1, "Force Majeure Delays" shall mean and refer to a period of delay or delays encountered by Landlord affecting Landlord's delivery of Suite 460 to Tenant due to fire; earthquake or other acts of God; pandemic; acts of the public enemy; riot; public unrest; insurrection; evacuation; strikes or boycotts; or any other cause beyond the reasonable control of Landlord.
1.2
Tenant's Share; Base Rent. Notwithstanding anything contained in the Section 8.5 of the Seventh Amendment to the contrary, with respect to the Suite 460 Must Take Space during the Suite 460 Expansion Term, Tenant's Share shall be 2.9709% (based upon 6,413 rentable square feet in Suite 460 and 215,857 rentable square feet in the Building). Tenant hereby acknowledges that notwithstanding anything contained in the Lease to the contrary, from and after the Suite 460 Expansion Effective Date, Tenant will lease all 215,857 rentable square feet in the Building. Accordingly, Tenant hereby acknowledges that from and after the Suite 460 Expansion Effective Date, Tenant’s Share of Expenses and Taxes will be 100% and the schedule of Base Rent for the entire Premises shall be as follows:

Period	Annual Rate Per Square Foot (rounded to the nearest 100th of a dollar)	Monthly Base Rent
Suite 460 Expansion Effective Date – 3/31/2023	$44.30	$796,872.09
4/1/2023 – 3/31/2024	$45.63	$820,896.24
4/1/2024 – 5/31/2024	$47.00	$845,439.92
1.3
Parking. Tenant may designate up to six (6) of the additional nineteen (19) unreserved parking passes to which Tenant is entitled under Section 8.8 of the Seventh Amendment, as reserved parking spaces (the "Reserved Spaces"). The location of the Reserved Spaces shall be determined by Tenant and shall be marked at Tenant's cost, subject to Landlord's review and approval of the proposed markers (i.e., paint or signage). Tenant shall lease the Reserved Spaces, if any, in accordance with the terms and conditions of the Lease, including payment of the applicable parking charge, if any, for such Reserved Spaces. Notwithstanding anything contained in the Lease to the contrary, the Reserved Spaces shall be leased by Tenant effective from and after the date of full execution and delivery of this Amendment.
1.4
Improvements to the Suite 460 Must Take Space. Once the Suite 460 Expansion Effective Date has been determined, the Allowance for the Suite 460 Must Take Space shall be determined in accordance with the provisions of Section 8.7 of the Seventh Amendment.

2. Allowance/Sunset Date. Landlord has provided Tenant with certain Allowances for construction of Tenant Improvements in various portions of the Premises. As of the date hereof, the following are the remaining Allowance funds: $2,594,304.78 (per Section

2.3(B) of the Seventh Amendment) for construction of Tenant Improvements in Suite Nos. 150, 200, 270, 280, 290, 310, 320, 400, 500, 510, 530 and 600. The reference to "August 31, 2022" contained in Section 2.3(B)(ii) of the Seventh Amendment (as amended in Section 1(a) of the Eighth Amendment) is hereby deleted and replaced with a reference to "June 30, 2023." Notwithstanding anything to the contrary contained in the Lease, Landlord hereby acknowledges that Tenant may utilize the remaining Allowance funds to construct Tenant Improvements in various areas of the Premises, as determined by Tenant (without regard to which portion of the Premises the Allowance was originally allocated to).

3. Miscellaneous.

3.1. This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Tenant shall not be entitled, in connection with entering into this Amendment, to any free rent, allowance, alteration, improvement or similar economic incentive to which Tenant may have been entitled in connection with entering into the Lease, except as may be otherwise expressly provided in this Amendment.

3.2. Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

3.3. In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

3.4. Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered it to Tenant.

3.5. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto which are delivered by facsimile, PDF or DocuSign (or the like) as constituting a duly authorized, irrevocable, actual, current delivery hereof with original ink signatures of each person and entity. This Amendment may be executed in counterparts, each of which shall be deemed an original part and all of which together shall constitute a single agreement.

3.6. Capitalized terms used but not defined in this Amendment shall have the meanings given in the Lease.

3.7. Tenant shall indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Tenant in connection with this

Amendment. Landlord shall indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment. Tenant acknowledges that any assistance rendered by any agent or employee of any affiliate of Landlord in connection with this Amendment has been made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

Hudson 1740 Technology, LLC,
a Delaware limited liability company

By: Hudson Pacific Properties, L.P.,
a Maryland limited partnership,
its sole member

By: Hudson Pacific Properties, Inc.,
a Maryland corporation,
its general partner

By: /s/ Mark Lammas
Name:

Title:

TENANT:
NUTANIX, INC., a Delaware corporation By: /s/ Aaron Boynton Name: Aaron Boynton Title: Chief Accounting Officer